Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into this 14th day of March, 2022 (the “Effective Date”), by and between Guess?, Inc., a Delaware corporation (the “Company”), and Kathryn Anderson (“Executive”).

RECITALS

Executive is employed by and an officer of the Company, and Executive has announced that she is resigning from the Company effective on March 31, 2022 (the “Separation Date”); and
The parties desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Executive and the Company agree as follows:
1.Separation.
(a)    Executive confirms that she irrevocably resigned as an employee, officer, member, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) effective as of the Separation Date. Executive agrees that she will continue to perform her duties for the Company, in good faith and to the best of her abilities, through the Separation Date. The Company accepts Executive’s resignations effective as of the Separation Date.
(b)    Executive agrees that she has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, equity awards, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement. The Company shall continue to pay Executive’s regular salary (at the regular rate currently in effect), and provide her with her regular benefits, through and until the Separation Date. For clarity, Executive acknowledges and agrees that she is not entitled to any additional equity awards, bonus or other forms of incentive compensation, except as expressly provided in Section 2(a). Executive’s accrued and unpaid base salary, and her accrued and unused vacation time, will be paid on or promptly following the Separation Date. Executive agrees that she has submitted and been reimbursed for all reimbursable business expenses, and that any remaining business expenses Executive incurs before the Separation Date will be consistent with past practice. Except as expressly provided in Section 3 below, Executive agrees that she holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to the Company or any of its Affiliates. Executive’s accrued and vested benefit under the Guess?, Inc. 401(k) Plan will be paid in accordance with the terms of that plan. Executive agrees that she has no right to any benefit under the Company’s Nonqualified Deferred Compensation Plan.
(c)    Beginning with coverage for the month following the month in which the Separation Date occurs, Executive shall have the option to convert and continue coverage for Executive and Executive’s eligible dependents under the Company’s group medical plan, as may be required by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or Cal-COBRA, as applicable. Executive acknowledges that Executive must make a timely election to continue such coverage and Executive shall be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable.
(d)    As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
2.Payment.
(a)    Provided that Executive signs this Agreement and does not revoke it (or any portion of it), the Company shall pay Executive her annual bonus pursuant to the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”) for fiscal year 2022 in an amount equal to $618,750 as though Executive had remained employed by the Company through the date that the Company pays such fiscal year 2022 bonuses to its senior executives generally. Executive acknowledges and agrees that (i) such payments will be made not earlier than in April 1, 2022 and not later than April 15, 2022, (ii) pursuant to the terms of the Bonus Plan a participant must (unless otherwise provided by the Company’s Board of Directors or the Compensation Committee thereof) remain employed with the Company through the date that such bonuses are paid in order to be considered to have earned any such bonus (or any portion thereof) and, (iii) accordingly, this Section 2(a) provides Executive with consideration that Executive was not otherwise entitled to had Executive not entered into this Agreement.
(b)    Subject to the conditions precedent set forth below, the Company shall pay Executive $15,000 monthly commencing with the payment for April 2022 and continuing through and ending with the payment for January 2023 (i.e., for an aggregate of $150,000); provided, in the case of each such payment, that (i) Executive signs this Agreement and does not revoke it (or any portion of it), and (ii) Executive has not theretofore breached in any material respect any of her obligations under this Agreement. The Company may (without limiting any other remedy or recourse the Company may have in the circumstances) terminate the payments pursuant to this Section 2(b) in the event Executive breaches, in any material respect, any of her obligations under this Agreement (in which case Executive shall not be entitled to any payment pursuant to this Section 2(b) other than those payments actually theretofore made by the Company, and termination of payments pursuant to this Section 2(b) shall not affect or limit any of Executive’s agreements, covenants or releases set forth in this Agreement).
3.Equity Awards. Prior to the Effective Date, the Company granted Executive certain equity awards (including stock options and restricted stock units) that remained outstanding (in whole or part) as of the Effective Date (collectively, the “Outstanding Equity Awards”). Any portion of an Outstanding Equity Award that is scheduled to vest, by its terms, prior to the Separation Date shall continue to be eligible to vest on such date in accordance with and subject to its terms and will be paid in accordance with and subject to its terms. In accordance with the terms of the applicable award agreements, no portion of the Outstanding Equity Awards will accelerate or became vested in connection with the Separation Date, and any portion of the Outstanding Equity Awards that is not vested on the Separation Date shall terminate on the Separation Date and Executive shall have no further right with respect thereto or in respect thereof. Any stock options held by Executive that are outstanding and vested as of the Separation Date remain exercisable for sixty (60) days following the Separation Date, and, to the extent not exercised in that sixty (60) day period of time, will terminate on the last day of the sixty (60) day period and Executive will have no further right with respect thereto or in respect thereof. The terms and conditions of the applicable award agreements that evidence such outstanding and vested stock options will continue to apply as to each such outstanding and vested stock option.
4.Release of Claims. Executive, on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state, municipal, or other applicable jurisdiction (whether in or outside of the United States) law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation;

breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter (or any corresponding provision of any Affiliate of the Company), or applicable law; (3) with respect to any rights that Executive may have to insurance coverage under any Company (or Affiliate) directors and officers liability insurance policy; and (4) any rights to continued medical and dental coverage that Executive may have under COBRA. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.
Executive understands that nothing in this Agreement limits her ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, by signing this Agreement Executive waives her right to recover individual relief based on any released claims asserted in such a charge or complaint with the exception that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action.
5.Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that she may later discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
6.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, she is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, she will receive consideration beyond that which she was already entitled to receive before executing this Agreement;
(b)    She is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    She was given a copy of this Agreement on the Effective Date, and informed that she had twenty-one (21) days within which to consider this Agreement and that if she wished to execute this Agreement prior to the expiration of such 21-day period she will have done so voluntarily and with full knowledge that she is waiving her right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after she received it;
(d)    She was informed that she had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation must be sent by Executive in writing to the Company (attention General Counsel), 1444 South Alameda Street, Los Angeles, California 90021, and with a copy (which shall not constitute notice) to Jeffrey W. Walbridge, Esq., O’Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, CA 92660, so that each is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
7.No Transferred Claims, Pending Claims or Future Lawsuits. Executive warrants and represents that she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Executive warrants and represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the Releasees. Executive also warrants and represents that she does not presently intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate herself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released in this Agreement.
8.Confidentiality. Executive agrees that at all times, both before and after the Separation Date, she will hold in strictest confidence, and she will not use, except (prior to the Separation Date) for the benefit of the Company, and she will not disclose to any person, firm or corporation without written authorization of an officer of the Company, any Company Confidential Information, except under a non-disclosure agreement duly authorized and executed by the Company. Executive understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company or any of its Affiliates; technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s (or any of its Affiliate’s) products or services and markets therefor; customer lists, contact information, buying history, contract negotiations and preferences (including, but not limited to, customers of the Company or any of its Affiliates with whom she became acquainted during the term of her employment); vendor lists, contact information, and contract negotiations (including, but not limited to, vendors of the Company or any of its Affiliates with whom she became acquainted during the term of her employment); personnel information (including information regarding other employees’ skills, performance, discipline and compensation); software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; marketing, pricing, and financing information, plans and strategies; finances or other business information. Executive further understands that Company Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Company Confidential Information.
Nothing in this Agreement, however, (a) limits Executive’s rights to discuss the terms, wages, and working conditions of her employment, as protected by applicable law, or (b) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or making any other disclosure of information required by law.
Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Executive understands that the Company will not retaliate against Executive in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Executive files any type of proceeding against the Company alleging that the Company retaliated against Executive because of her disclosure, Executive may disclose the relevant trade secret to her attorney and may use the trade secret in the proceeding if (i) Executive files any document containing the trade secret under seal, and (ii) Executive does not otherwise disclose the trade secret except pursuant to court or arbitral order.
9.Non-Disparagement. Executive shall not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or any of its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about its or their management, directors, officers, employees, agents, stockholders, research, products or services, to any third party. Furthermore, the Company shall instruct the officers and directors of the Company to not, at any time, publish or communicate disparaging or derogatory statements or opinions about Executive to any third party. The restrictions of this Section 9 shall not apply to truthful statements made in court, arbitration proceedings or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the reasonable belief of the person making the statement and are not made in bad faith.
10.Return of Property. Executive agrees to commit no act or omission that harms, impairs or in any way damages the Company’s (or any of its Affiliate’s) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software, and will promptly turn over to the Company, when requested by the Company, any passwords then in Executive’s possession with respect thereto. Executive represents and covenants that she has returned (or will on the Separation Date return) to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of her employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile. Executive acknowledges that she is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the Separation Date.
11.Non-Solicitation. Executive agrees that she will not, at any time prior to or in the period of twenty-four (24) months after the Separation Date, directly or indirectly through any other person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, consultant, sales representative or another independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.
12.Cooperation. Executive agrees to reasonably cooperate with the Company and its Affiliates regarding (a) the orderly transition of her former duties and responsibilities and to reflect her separation from her prior positions with the Company and its Affiliates (including, without limitation, to remove Executive from bank accounts of and as having signing authority for the Company or any of its Affiliates); (b) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to Executive’s employment with or service to the Company or any Affiliate, and (c) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when Executive was employed by the Company.
13.Enforcement. Executive agrees that Executive’s services are and have been unique and that she has access to Company Confidential Information. Accordingly, Executive agrees that a breach by Executive of any of the covenants in Section 8, 9, 10, 11 or 12 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of Section 9, 9, 10, 11 or 12, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of any such Section.
14.Miscellaneous.
    14.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
    14.2    Amendments. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by Executive.
    14.3    No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

    14.4    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
    14.5.    Assignment and Successors.
    (a)    This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.
    (b)    The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
    14.6.    Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements, as such withholding is determined by the Company in good faith. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.
    14.7.    Dispute Resolution. Except as provided in Section 13 and in the following paragraph, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to

Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 13 and in the following paragraph, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.
Each of the parties to this Agreement and any person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other person or entity granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to the preceding paragraph and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.
    14.8.    Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its and their scope and is an integrated agreement. This Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof, or of any portion of this Agreement, shall be deemed to have been merged into this Agreement and, to the extent inconsistent with this Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. This Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as expressly set forth in this Agreement. The award agreements referenced in Section 3 (and the plans and policies referenced in such award agreements), to the extent not inconsistent with Section 3, are outside of the scope of the preceding integration provisions of this Section 14.8 as to the applicable awards covered thereby.
    14.9.    Interpretation. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
    14.10.    Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, has had the opportunity to consult with legal counsel of its or her own choice. Executive specifically agrees and acknowledges that she has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
    14.11.    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
    14.12.    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

    14.13.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this letter agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this letter agreement shall be deemed an original signature for purposes of this letter agreement, and shall be binding upon the party transmitting its or her signature by facsimile or e-mail (via PDF format). In addition, the parties to this Agreement consent and agree that this Agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties to this Agreement further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign”, such party is signing this Agreement electronically, and (2) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.
    14.14.    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Executive or the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.
    14.15.    No Liens. Executive represents and warrants that (a) Executive has the capacity to act on her own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.
[The remainder of this page has intentionally been left blank. Signatures on the next page.]

The undersigned have read the foregoing Transition Agreement and each accept and agree to the provisions it contains and hereby execute it, effective as of the Effective Date, voluntarily with full understanding of its consequences.
EXECUTED this 14th day of March 2022, at Los Angeles County, California.
“Executive”

/s/ Kathryn Anderson
Kathryn Anderson
EXECUTED this 14th day of March 2022, at Los Angeles County, California.
“Company”
GUESS?, INC.

/s/ Carlos Alberini
By: Carlos Alberini
Its: Chief Executive Officer

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